Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

                    This Amendment (“Amendment”) to Employment Agreement by and among Kenneth F. Myszka (“Executive”),  Sovran Self Storage Inc. (the “Corporation”) and Sovran Acquisition Limited Partnership (“SALP”) as amended and restated effective January 1, 2009 (“Agreement”).  The Corporation and SALP, are collectively referred to herein as the “Company”.

                    WHEREAS, the Executive is a valuable employee of the Company, an integral part of its management team and a key participant in the decision-making process for material corporate actions and in short-term and long-term strategic planning for the Company; and

                    WHEREAS, as a founder of the Company and a key executive officer for over 19 years, the Executive has invaluable experience in the self-storage industry; and

                    WHEREAS, the Corporation’s Board of Directors desires to implement an orderly and efficient succession plan for senior management of the Company; and

                    WHEREAS, the Board recognizes the value of the Executive’s continuation in the employ of the Company in order to facilitate the implementation of such succession plan, including the transition of Executive’s duties to his successor and to advise on and to provide advice and counsel to the officers of the Company, including to the Chief Executive Officer and the newly appointed Chief Operating Officer or any successor to either; and

                    WHEREAS, the Executive is willing to assist the Company in the foregoing implementation and transition and devote significant time and efforts in facilitating such transition over the next four (4) years.

                    NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.          The Executive shall continue to serve as, and have the title of President of the Company but Executive shall no longer be Chief Operating Officer.

2.          Commencing on January 1, 2016, the Executive’s duties will be to assist the senior management of the Company in strategic planning and operational matters, as contemplated in the preambles of this Amendment, and to perform such other duties as may be reasonably requested from time to time by the Board of Directors and agreed to by the Executive.

3.          Notwithstanding Section 3 of the Agreement, (a) the Executive’s employment under the Agreement shall terminate on December 31, 2018 (the “Term-End Date”) unless earlier terminated pursuant to Section 4 of the Agreement; and (b) expiration of the Agreement at the Term-End Date shall not be treated as a termination by the Company without cause or a resignation by the Executive for Good Reason and the Executive shall not be entitled to severance payments under Section 5 of the Agreement as a result of the expiration of the employment on the Term-End Date.

4.          From and after January l, 2015, the Company shall pay the Executive the compensation and benefits as set forth in Section 2 of the Agreement (other than Paragraph 1(b) and Paragraph 1(f) of Exhibit A thereof).  From and after January  l, 2016, the Company shall pay the Executive the compensation and benefits as set forth in Section 2 of the Agreement, provided that the annual base salary shall be not less than $508,200 and except that the Executive shall no longer be entitled to participate in the Company’s incentive compensation plans and bonus plans (under Paragraph 1(b) and Paragraph 1(f) of Exhibit A or otherwise) except as set forth in Paragraph 6 hereof.

5.          Section 5(e) (“Gross-up Payments”) of the Agreement is deleted in its entirety.

6.          Existing grants of restricted stock, performance-based restricted stock, stock options or any incentive or bonus payments with respect to 2014 and 2015 will be unaffected by any of the changes set forth in this Amendment and all other terms of the Agreement will continue unaffected by this Amendment.

7.          The Company and the Executive agree that (i) the Executive shall not have the right to terminate the Agreement for “Good Reason” or otherwise make a claim against the Company by reason of entering into this Amendment and (ii) the Company shall not have the right to terminate the Agreement for “cause” or otherwise make a claim against the Executive by reason of entering into this Amendment.

Dated: January 19, 2015
SOVRAN SELF STORAGE, INC. By: /s/David L. Rogers David L. Rogers, Chief Executive Officer
SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings, Inc., its General Partner By: /s/David L. Rogers David L. Rogers, Chief Executive Officer
/s/Kenneth F. Myszka Kenneth F. Myszka